SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature required by this Agreement (the “Effective Date”) by and between Enzo Life Sciences, Inc., a corporation organized and existing under the laws of the State of New York, having offices at 10 Executive Boulevard, Farmingdale, NY 11735 (“Enzo”) and Illumina, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”). Enzo and Illumina are individually referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH

WHEREAS, Enzo has alleged that Illumina infringes U.S. Patent No. 7,064,197 (“the ‘197 Patent”) in an action styled Enzo Life Sciences, Inc. v. Illumina, Inc., No. 1:12-cv-435-LPS, pending in the United States District Court for the District of Delaware (the “Litigation”); and

WHEREAS, Enzo represents and warrants that it is the owner of, with all substantive rights in and to, the Licensed Enzo Patent Rights (as defined below) and has the exclusive right to license, collect royalties, collect past, present, or future damages, and to enforce with legal standing, the Licensed Enzo Patent Rights; and

WHEREAS, Illumina denies all liability in the Litigation; and

WHEREAS, Illumina has alleged that it does not infringe the ‘197 Patent, and further, that the ‘197 Patent is invalid and unenforceable; and

WHEREAS, Enzo disputes Illumina’s allegations of invalidity, unenforceability, and non-infringement; and

WHEREAS, without admitting infringement or liability and in part to avoid the necessity, expense, inconvenience, and uncertainty of additional or continued litigation, the Parties now desire to settle the Litigation and to provide and receive certain releases, licenses and covenants not to sue, all on the terms and conditions set forth herein; and

WHEREAS, this Agreement reflects a settlement and compromise between the Parties under Federal Rule of Evidence 408 with respect to Enzo’s claims and Illumina’s defenses in the Litigation, including without limitation on the disputed issues of patent validity, enforceability, and infringement;

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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SECTION 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Party and subject to Sections 2.1 and 2.7, any Person that, on or after the Effective Date, is directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this Agreement, “control” means the ability to control the direction of the management and operations of the subject Person, whether through ownership, contract or otherwise. Control will be presumed where a Party has direct or indirect ownership of (or the contractual right to direct the voting of) 50% or more of the voting shares, equity or other interests of the Person. Notwithstanding anything to the contrary herein, the following Persons are not, and cannot be considered, Affiliates of Illumina for the purposes of this Agreement so long as any patent infringement litigation or royalty obligation existing as of the Effective Date concerning the Licensed Enzo Patent Rights remains pending between Enzo and that Person (or any Affiliate of that Person): Abbott Laboratories; Abbott Molecular, Inc.; Becton, Dickinson and Company; Becton, Dickinson Diagnostics, Inc.; Geneohm Sciences, Inc. (now part of Becton Dickinson); Gen-Probe, Inc. (now part of Hologic, Inc.); Hologic, Inc.; Roche Molecular Systems, Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics Corporation (part of Hoffmann-La Roche AG); Roche Diagnostics Operations Inc. (part of Hoffmann-La Roche AG); and Roche Nimblegen, Inc. (part of Hoffmann-La Roche AG); or any Third Party that is directly or indirectly controlling, controlled by, or under common control with any of the foregoing Persons.

“AmpiProbe Technology” means nucleic acid amplification detection assays, such as quantitative polymerase chain reaction (qPCR) assays marketed and sold by Enzo under the tradename AmpiProbe, and nucleic acid probes used therein, in which a first amplification primer includes a first label/dye/moiety that interacts via FRET (Förster/fluorescence resonance energy transfer) with a second label/dye/moiety attached to a second amplification primer, or to nucleic acid monomers, upon formation of a nucleic acid amplification product incorporating the first primer and the second primer, or the first primer and the labeled nucleic acid monomers.

“Cellular Analysis Technology” means cell flow cytometry assays, cell microscopy assays and cell-on-microplate assays that utilize nucleic acid hybridization probes. For the avoidance of doubt, Cellular Analysis Technology does not involve sequencing of nucleic acids.

“Claims” means all claims, counterclaims, counter-counterclaims, actions, causes of action, suits, demands, judgments, debts, expenses (including attorneys’ fees and costs), losses, liabilities, and obligations of any kind and of whatever nature or character, worldwide, whether known or unknown, asserted or unasserted, suspected or unsuspected, matured or unmatured, or whether accrued, actual, contingent, latent or otherwise, made, asserted, or brought for any purpose, including without limitation for the purpose of recovering any damages or for the purpose of obtaining equitable relief or any other relief or remedy of any kind.

“Covered Third Party Products” means (i) any Third Party products and services, product lines, devices, systems, assays, components, subassemblies, kits, hardware, software, or any combination of the foregoing provided to Illumina or its Affiliates for the benefit of Illumina or

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its Affiliates and constituting a component or element of, or that are used in combination with, any Illumina Product, but only to the extent of such use as incorporated into such Illumina Product, or (ii) any Third Party products and services that include as a component or element thereof any Illumina Product, but only to the extent that such Third Party products and services include as a component or element thereof such Illumina Product.

“Illumina Products” means any past, current and future products and services, product lines, devices, systems, assays, components, subassemblies, kits, hardware, software, or any combination of the foregoing which are made, used, sold, offered for sale, distributed, imported, or otherwise commercialized by or for Illumina or its Affiliates, and Natural Evolutions thereof, that, but for the license granted in this Agreement, infringe (actually or allegedly) a Valid Claim of the Licensed Enzo Patent Rights. For the avoidance of doubt, all accused products, manufactured articles, services, processes, systems, or methods that are the subject of the Litigation are included in and constitute Illumina Products.

“Licensed Enzo Patent Rights” means (i) the ‘197 Patent; (ii) any patents and patent applications claiming priority to or through, or sharing a common priority claim with the ‘197 Patent; and (iii) any foreign counterparts, re-issues, re-examinations, renewals, substitutes, claim amendments made in post-grant proceedings including IPR and PGR proceedings, extensions, continuations, continuations-in-part, continuing prosecution applications, divisionals, and national phase filings of any patents and patent applications covered in subparts (i) and (ii), whether any of the foregoing are filed before, on or after the Effective Date, in all countries of the world.

“Liquid Phase Nucleic Acid Amplification Detection Technology” means (i) AmpiProbe Technology and (ii) assays that directly compete (now or in the future) therewith (such as, without limitation, TaqMan, Molecular Beacons, Invader, RealTime PCR, Hybridization Protection Assay (HPA), or Scorpion technologies), where detection of the targets or analytes of interest occurs in liquid phase (e.g., where the analyte or target is not attached to or otherwise associated with a solid support). For the avoidance of doubt, Liquid Phase Nucleic Acid Amplification Detection Technologies do not include sample preparation or library preparation components, products or services that do not involve liquid phase detection of nucleic acid amplification.

“Natural Evolutions” means modifications, revisions, additions, enhancements, updates, upgrades, changes or similar alterations to an original product or service, in which the original product or service retains its essential character or remains identifiable.

“NIPT” means in vitro cell-free nucleic acid-based non-invasive prenatal testing (including, without limitation, testing by massively parallel sequencing or digital PCR) of a biological sample (including but not limited to plasma, serum, whole blood, and urine) obtained from a pregnant woman.

“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization, or other legal entity.

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“Related Persons” means, with respect to any Person, collectively, (a) all directors, officers, managers and employees of such Person (to the extent acting in in such capacity); (b) all representatives, agents, attorneys and insurers of such Person (to the extent acting in such capacity); (c) with respect to Illumina or its Affiliates only, (i) all Persons engaged in the design, manufacture or supply of parts or components for Illumina Products on behalf of Illumina or its Affiliates (to the extent acting in such capacity), and (ii) all direct or indirect customers, users, dealers, distributors and other purchasers of Illumina Products from Illumina or its Affiliates (to the extent acting in such capacity); and (d) all predecessors-in-interest of such Person (in such capacity).

“Third Party” means any Person or entity other than the Parties to this Agreement and their Affiliates.

“Valid Claim” means a claim of an issued patent that has not expired or been finally held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no appeal can be or is taken.

SECTION 2: LICENSE, RELEASES, AND COVENANTS

2.1 License. Subject to Illumina’s timely payment of the Payment under Section 3.1, Enzo hereby grants (and agrees to grant) to Illumina and its Affiliates a perpetual, irrevocable, fully paid-up, non-exclusive, non-transferable (except as set forth in Section 5), worldwide license under the Licensed Enzo Patent Rights to, directly or indirectly, make, have made, use, import, export, market, distribute, sell, offer for sale, and otherwise commercialize the Illumina Products and Covered Third Party Products. For the avoidance of doubt, payment of the Payment will satisfy any and all past, present, and future obligations potentially owing to Enzo based upon or arising in connection with commercialization of any Illumina Products or other potential infringement (direct, induced, indirect, contributory, or otherwise) of the Licensed Enzo Patent Rights by or for Illumina and its Affiliates, and no additional payments will be owed to Enzo or its Affiliates in connection with the license granted in this Section 2.1.

Illumina and its Affiliates shall not have the right to sublicense or otherwise grant, in whole or in part, sublicenses under the Licensed Enzo Patent Rights. The license granted herein shall not extend to cover any products of a Third Party that acquires or is acquired by Illumina or its Affiliates on or after the Effective Date (whether by merger, consolidation, share acquisition, or acquisition of all or substantially all assets or otherwise), including without limitation products made, used, imported, exported, distributed, sold, offered for sale, developed, advertised, and practiced by such Third Party before the date of such acquisition. The license granted herein shall not include any rights to the Licensed Enzo Patent Rights other than those expressly provided by this section. No license or immunity is granted under this Agreement by Enzo, either directly or by implication, estoppel, or otherwise, to any Person acquiring Illumina Products for the modification or combination by such Person of Illumina Products with other items other than in the ordinary manner in the ordinary course of use of Illumina Products, or as specified in Sections 2.2 and 2.3, or as otherwise permitted by the law of patent exhaustion.

2.2 Enzo Release of Illumina. Subject to the terms and conditions hereof, including Illumina’s timely payment of the Payment under Section 3.1, Enzo, on behalf of itself, its Affiliates, and

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their respective legal successors and assigns (collectively, “Enzo Releasing Parties”) hereby releases, acquits and absolutely and forever discharges Illumina and its Affiliates (collectively, “Illumina Released Persons”) of and from any and all Claims, whether now known or unknown, related to the alleged infringement of the Licensed Enzo Patent Rights. The Enzo Releasing Parties also release the Illumina Released Persons from any Claim related to the Litigation or the conduct of settlement negotiations for the Litigation (except for representations or obligations expressly included in this Agreement). The Enzo Releasing Parties further provide a limited release to Illumina’s Related Persons for any Claim, based on conduct occurring up to the Effective Date, for infringement of the Licensed Enzo Patent Rights by Illumina Products or Covered Third Party Products.

The scope of this release is fixed as of the Effective Date. Except as expressly set forth herein, this release shall not apply to any Person, including without limitation any Third Party, or any pre-acquisition business, assets, or products thereof, acquired by Illumina or its Affiliates (whether by merger, consolidation, share acquisition, or acquisition of all or substantially all assets or otherwise) after the Effective Date.

2.3 Limited Enzo Covenant Not To Sue On Covered Third Party Products. Subject to the terms and conditions hereof, including Illumina’s timely payment of the Payment under Section 3.1, Enzo, on behalf of itself and its Affiliates, covenants during the term of this Agreement not to sue Illumina’s Related Persons for (i) infringement of the Licensed Enzo Patent Rights by an Illumina Product, or (ii) infringement of the Licensed Enzo Patent Rights by a Covered Third Party Product. This covenant not to sue is non-assignable by Illumina, its Affiliates or any of their respective Related Persons who benefit from this covenant not to sue.

2.4 Illumina Release of Enzo. Subject to the terms and conditions hereof, Illumina, on behalf of itself, its Affiliates, and their respective legal successors and assigns (collectively, “Illumina Releasing Parties”) hereby releases, acquits and absolutely and forever discharges Enzo and its Affiliates (collectively, “Enzo Released Persons”) of and from any and all Claims, whether now known or unknown, related to the Licensed Enzo Patent Rights to the extent occurring before the Effective Date. The Illumina Releasing Parties also release the Enzo Released Persons from any Claim related to the Litigation or the conduct of settlement negotiations for the Litigation (except for representations or obligations expressly included in this Agreement).

2.5 Covenant Not to Challenge. After the Effective Date and for so long as Illumina’s license is in force, Illumina further covenants on behalf of itself and its Affiliates that, except as (i) required by law or (ii) in defense of an action for infringing the Licensed Enzo Patent Rights brought against Illumina, its Affiliates or their respective Related Persons (direct or indirect) involving any Illumina Products or Covered Third Party Products, neither Illumina nor its Affiliates shall knowingly and voluntarily contest (or assist in the contest) in any forum, including Federal Courts, whether under 28 U.S.C. §§ 2201-2202 or not, the United States Patent and Trademark Office, and/or the International Trade Commission, that the Licensed Enzo Patent Rights are valid and enforceable; provided, however, nothing in this Agreement shall prevent Illumina or its Affiliates from complying with or responding to any court or governmental order or subpoena relating to the Licensed Enzo Patent Rights. Notwithstanding the foregoing, nothing in this Agreement will preclude Illumina and its Affiliates from making

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any disclosure, providing information or producing documents as required by law, court order or legal process (including, without limitation, litigation related to discovery and/or subpoena), even if made in connection with a Claim challenging the validity or enforceability of one or more of the Licensed Enzo Patent Rights, and any such disclosure will not be considered a breach of this Agreement. It is understood that Illumina’s and its Affiliates’ providing factual statements regarding Illumina Products or any Covered Third Party Products in response to a validly propounded subpoena will not be considered as assisting in the context as used above. Illumina reserves the right to raise any and all defenses and counterclaims, including, but not limited to, invalidity and unenforceability of the Licensed Enzo Patent Rights, and to otherwise contest the validity and enforceability of the Licensed Enzo Patent Rights in any forum, that it could have raised in the Litigation, if the Licensed Enzo Patent Rights are asserted based on Illumina Products or Covered Third Party Products against Illumina, its Affiliates, Related Persons and partners after the Effective Date; and Enzo reserves the right to raise any and all claims and defenses in opposition.

2.6 Limited Standstill. Subject to the terms and conditions in this Section 2.6 and Section 2.7, for a period of four (4) years after the Effective Date of this Agreement or until the termination of this Agreement under Section 4.2, whichever is earlier (“Standstill Period”), a Party shall not (either by itself or through an Affiliate or Third Party) initiate, file, encourage, direct, fund or otherwise bring or participate in any claim alleging infringement (direct, indirect, induced, contributory or otherwise), misuse or any other violation of any patents against the other Party or its Affiliates by any Standstill Covered Products (the “Standstill”). “Standstill Covered Products” are (i) any products or services first made, used, sold, offered for sale, imported or otherwise commercialized by that Party or its Affiliates on or before the Effective Date, including, without limitation, with respect to Illumina, the Illumina Products, (ii) any products or services made or sold by such Party or its Affiliates that such Party or its Affiliates officially announced at an industry conference or other public forum before the Effective Date as part of such Party’s or its Affiliates’ forthcoming product or service offerings, and (iii) any Natural Evolutions of a product or service covered by (i) or (ii).

In addition, as part of the Standstill, and subject to the terms and conditions in this Section 2.6 and Section 2.7, during the Standstill Period, a Party shall not (either by itself or through an Affiliate or Third Party) initiate, file, encourage, direct, fund or otherwise bring or participate in any claim alleging infringement of any patents against any customer (direct or indirect) of the other Party or its Affiliates by (i) any commercial products or commercial services first made or sold by that Party or its Affiliates on or before the Effective Date, or (ii) any commercial products or commercial services made or sold by that Party that such Party or its Affiliates officially announced at an industry conference or other public forum before the Effective Date as part of such Party’s or its Affiliates’ forthcoming product or service offerings , or (iii) any Natural Evolutions of a product or service covered by (i) or (ii) (collectively, “Customer Standstill Products”). Notwithstanding anything to the contrary herein, Customer Standstill Products do not include, and expressly exclude, stand-alone Third Party products that infringe a Party’s patents independent of any incorporation in or use with the other Party’s commercial products or commercial services covered by (i) or (ii) above. For clarity, customers are protected from claims of infringement under the Standstill only with respect to such customers’ use or resale of Customer Standstill Products, either alone or as a component or element of such

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customer’s products or services, but in the latter case only to the extent that any claim of infringement regarding such customer’s products and/or services is based on the Customer Standstill Product(s) incorporated in such customer’s products or services.

The Standstill shall not apply to and expressly excludes intellectual property rights that claim or cover NIPT and (i) claim priority to a patent or patent application that, as of the Effective Date, is owned or controlled by Illumina or any of its Affiliates that are existing and qualify as Affiliates as of the Effective Date or (ii) are subject to the Pooled Patents Agreement between Illumina and Sequenom, Inc. Notwithstanding the foregoing, in the event Illumina (either by itself or through an Affiliate) initiates, files, directs or otherwise brings any claim against Enzo, Enzo’s Affiliates that are existing and qualify as Affiliates as of the Effective Date, or their respective customers (direct or indirect) with respect to the Standstill Covered Products, alleging infringement (direct, indirect, induced, contributory or otherwise), misuse or any other violation of any intellectual property rights claiming or covering NIPT, the Parties agree that this will end the Standstill Period with respect to intellectual property rights claiming or covering NIPT.

The Standstill shall not apply to and expressly excludes any intellectual property rights that claim or cover (i) Liquid Phase Nucleic Acid Amplification Detection Technologies, or (ii) Cellular Analysis Technologies. For the avoidance of doubt, all Illumina accused products, manufactured articles, services, processes, systems, or methods that were the subject of the Litigation, and all other products, services, systems, assays, components, subassemblies, kits, hardware, software, or combinations of the foregoing made or sold by Illumina or its Affiliates on or before the Effective Date and used in Illumina’s sequencing or array workflows (excluding stand-alone Third Party products that infringe Enzo patents independent of any incorporation in or use with Customer Standstill Products), are included within the scope of the Standstill and, for purposes of this Agreement, are by definition not Liquid Phase Nucleic Acid Amplification Detection Technologies or Cellular Analysis Technologies. Notwithstanding the foregoing, in the event Enzo (either by itself or through an Affiliate) initiates, files, directs or otherwise brings any claim against either Illumina, Illumina’s Affiliates that are existing and qualify as Affiliates as of the Effective Date with respect to the Standstill Covered Products, or their respective customers (direct or indirect) with respect to the Customer Standstill Products, alleging infringement (direct, indirect, induced, contributory or otherwise), misuse or any other violation of any intellectual property rights claiming or covering either (i) Liquid Phase Nucleic Acid Amplification Detection Technologies or (ii) Cellular Analysis Technologies, the Parties agree that this will end the Standstill Period with respect to intellectual property rights claiming or covering either (i) Liquid Phase Nucleic Acid Amplification Detection Technologies or (ii) Cellular Analysis Technologies.

Each Party hereby expressly waives and agrees to waive damages for any claims of infringement of intellectual property rights included in the Standstill through the expiration of the Standstill Period. Each Party shall be entitled to seek damages for any claims of infringement based on conduct occurring after the expiration of the Standstill Period, even if such conduct is identical in nature to conduct that occurred before the expiration of the Standstill Period.

The foregoing provisions of this Section 2.6 are personal to the Parties and their respective Affiliates (but, as to Affiliates, only personal to any such Affiliates that are existing and qualify

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as Affiliates of a Party as of the Effective Date), are non-assignable (including through acquisition), and do not apply to any other Person. Further, these provisions shall not prevent either Party from engaging in discussions with the other Party or any other Person regarding the licensing of its patents or from enforcing its patents against any Person other than a Party, its Affiliates, and/or their respective customers as expressly set forth in this Section 2.6.

If either Party violates this Standstill, the other Party shall be free to immediately end the Standstill Period. If a complaint for patent infringement based on conduct occurring after the expiration of the Standstill Period is filed after expiration of the Standstill Period, no Party may rely on the Standstill Period as a basis for any claim, counterclaim, or defense, including without limitation an assertion of laches. Notwithstanding the foregoing, a Party still may assert any claim, counterclaim, or defense available, including without limitation an assertion of laches, to the extent it does not specifically rely on the Standstill Period as a basis.

Except with respect to Customer Standstill Products, for purposes of this Agreement, none of the following Persons (nor their Affiliates and/or successors) shall be deemed subject to the Standstill set forth in this section for so long as any patent infringement litigation or royalty obligation existing as of the Effective Date remains pending between Enzo and that Person (or any Affiliate of that Person): Abbott Laboratories; Abbott Molecular, Inc.; Becton, Dickinson and Company; Becton, Dickinson Diagnostics, Inc.; Geneohm Sciences, Inc. (now part of Becton Dickinson); Gen-Probe, Inc. (now part of Hologic, Inc.); Hologic, Inc.; Roche Molecular Systems, Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics Corporation (part of Hoffmann-La Roche AG); Roche Diagnostics Operations Inc. (part of Hoffmann-La Roche AG); and Roche Nimblegen, Inc. (part of Hoffmann-La Roche AG); or any Third Party that is directly or indirectly controlling, controlled by, or under common control with any of the foregoing Person.

2.7 Acquisitions. Notwithstanding anything to the contrary above, the licenses, releases, covenants, and Standstill set forth above shall exclude any pre-acquisition products (and Natural Evolutions thereof following the date of the acquisition) of another Person that acquires or is acquired by (whether by merger, consolidation, share acquisition, acquisition of all or substantially all assets or otherwise) a Party (or any other Person that is directly or indirectly controlling, controlled by, or under common control with such Party) on or after the Effective Date. The Standstill set forth above shall not apply to any action or lawsuit in which the acquired Person is a party and that is pending as of the date of the public announcement of the acquisition of the acquired Person.

2.8 Modifications and Combinations In Manner Other Than Ordinary Course. No license or immunity is granted under this Agreement by Enzo, either directly or by implication, estoppel, or otherwise, to any Person acquiring Illumina Products for the modification or combination by such Person of Illumina Products with other items other than (i) in the ordinary and intended manner in the ordinary course of use of Illumina Products, (ii) as specified by Sections 2.2 and 2.3, or (iii) as otherwise permitted by the law of patent exhaustion.

2.9 No Extinguishment Of Other Outstanding Royalty Obligations. For the avoidance of doubt, nothing in this Agreement shall operate to extinguish the obligation of any Person to pay

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royalties to Enzo or Illumina arising from an obligation outside of this Agreement (including via contract, operation of law, judicial ruling, or otherwise).

2.10 No Other Rights. No rights or covenants are granted under any patents except as expressly provided herein, whether by implication, estoppel or otherwise. Except as expressly provided herein, no right to grant covenants, rights, sublicenses, or to become a foundry for Third Parties is granted under this Agreement. The Parties agree that, except as expressly set forth herein for Covered Third Party Products and Customer Standstill Products, the licenses, releases and covenants set forth in this Agreement (including Section 2) expressly exclude any methods, systems, products, services and/or components of any Third Party. The Parties further agree that, except as expressly provided herein for Covered Third Party Products and Customer Standstill Products, this Agreement does not cut off Enzo’s rights to enjoin, control or extract royalties with respect to such Third Party’s methods, systems, products, services and/or components.

SECTION 3: MONETARY CONSIDERATION

3.1 Payment. As partial consideration and total compensation for the release, license, covenant and Limited Standstill under this Agreement and the dismissal by Enzo of the Litigation hereunder, Illumina agrees to pay to Enzo a one-time total payment of twenty-one million U.S. Dollars ($21,000,000.00) (“Payment”), payable by Illumina to Enzo no later than seven (7) business days following the Effective Date of this Agreement in lawful money of the United States, in immediately available funds, by wire transfer to the following account:

Bank: Citibank, N.A.

Bank Address: 666 5th Avenue, New York, NY 10103

Routing No.: 021000089

Int’l Wires: (Swift) CITIUS33

Account Name: Desmarais LLP IOLA

Account No.: 9981486845

3.2 Taxes / Costs. Each Party acknowledges that this Agreement may have U.S. federal and state tax (collectively, “Tax”) or other consequences, and that the Party is not relying on any other Party for advice, representations or communications as to any potential Tax or other consequences. This Agreement is enforceable regardless of its Tax or other consequences. The Parties agree that they shall bear their own costs and attorneys’ fees relating to or arising from the Litigation and to the documentation and negotiation of this Agreement. Enzo is solely responsible for its own Tax liability, if any, resulting from this Agreement.

3.3 Dismissal. Within three (3) court days after the Payment of the consideration to Enzo under this Section 3 has cleared, the Parties shall cause their respective counsel to execute and file the stipulated motion in the form set forth in Exhibit A dismissing with prejudice all of Enzo’s Claims against Illumina in the Litigation. The Parties shall promptly proceed with any and all additional procedures needed to dismiss the Litigation as set forth above, with each Party to bear its own costs and attorneys’ fees. The Parties also agree to submit to the court appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigation so that

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neither Party is required to incur unnecessary expenses in the Litigation between the Effective Date and the date the Litigation is dismissed. The Parties acknowledge and agree that this Agreement is enforceable according to its terms with respect to final dismissal with prejudice of all Claims in the Litigation.

3.4 No Admission of Liability. This Agreement is the result of a compromise and settlement for the purpose of avoiding the expense, inconvenience, and uncertainty of additional or continued litigation, and will not at any time be considered as an admission of liability or responsibility, or lack thereof, on the part of Enzo or Illumina. By entering into this Agreement, neither Illumina nor any of its Affiliates is conceding that it acted wrongfully in any fashion whatsoever. Except as expressly set forth in Section 3.1, Illumina and its Affiliates expressly deny that they are liable to Enzo in any way.

3.5 Total Compensation / Full Settlement. The Parties agree that this Agreement is in full and complete settlement of the rights and obligations of the Parties in connection with the Litigation. This Agreement may be pleaded as a defense to any action, suit or claim and may be used as a basis for an injunction against any such action, suit, claim, or other proceeding of any type which may be prosecuted, initiated or attempted in violation of the terms hereof. A prevailing Party is entitled to recover from the other adverse Party its reasonable attorneys’ fees and other related legal expenses incurred in defending against any suit, action or claim brought or attempted by the other Party in violation of the terms of this Agreement.

3.6 Maintenance Fees and Annuities. Enzo, at its expense, shall pay all maintenance fees and/or annuities for all issued patents within the Licensed Enzo Patent Rights (that are not currently expired) and shall otherwise maintain all such issued patents.

SECTION 4: TERM AND TERMINATION

4.1 Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the enforceability period of the last to expire patents within the Licensed Enzo Patent Rights, unless earlier terminated as set forth in Section 4.2 below.

4.2 Termination. If Illumina fails to make the Payment set forth in Section 3.1 in the time frame required by Section 3.1, then Enzo may terminate this Agreement immediately upon further written notice to that effect and the license, releases, and covenants granted by Section 2 of this Agreement shall immediately terminate, be deemed null and void ab initio, and be of no force and effect. The licenses, covenants, and releases set forth in this Agreement are effective as of the Effective Date and may only be terminated if Illumina fails to make the timely Payment as set forth in Section 3.1 above. The Limited Standstill set forth in Section 2.6 is effective as of the Effective Date and may only be terminated (i) if Illumina fails to make the timely Payment as set forth in Section 3.1 above, or (ii) as set forth in Section 2.6.

SECTION 5: ASSIGNMENT

5.1 Assignment. Except as otherwise permitted in this Section, Illumina may not assign, delegate, or otherwise transfer this Agreement or any license or rights hereunder without the

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prior written consent of Enzo. The limitations on assignment set forth in this Section 5 do not apply to an internal reorganization of a Party or its Affiliates (e.g., re-incorporation or the like). Any other purported assignment, delegation, or transfer without the prior written consent of Enzo will be null and void ab initio and without effect. Except as expressly provided for in Sections 2.3 and 2.6, nothing herein expressed or implied will give or be construed to give any Third Party any legal or equitable rights hereunder.

5.2 Permitted Assignment by Illumina. Notwithstanding the provisions of Section 5.1, Illumina may assign its rights under this Agreement, in whole or in part, without Enzo’s prior written or oral consent, to a Person with whom Illumina is merged or consolidated, or who acquires all or substantially all of Illumina’s array or sequencing product lines subject to the Litigation; provided however, that (i) any such assignment of rights will not extend to products or services of such Person that pre-existed the acquisition (or to Natural Evolutions thereof following the date of acquisition); and (ii) any such assignment of rights shall not relieve such Person from any obligations that such Person may have under this Agreement or to Enzo outside of this Agreement. Any assignment or other transfer by Illumina, or any of its Affiliates, of any rights under this Agreement to any other Person shall be subject in writing to this Agreement and a written acknowledgment and agreement that the assignee or other transferee shall be bound by such releases and other rights and covenants. In the event that Illumina does not continue to exist as a distinct operating entity (such as a wholly-owned subsidiary) after the transaction, the rights of Illumina hereunder so assigned only extend to Illumina Products and Covered Third Party Products existing as of the date of the transaction and Natural Evolutions of Illumina Products and Covered Third Party Products created after the date of the transaction, and will not otherwise extend to any products, services, or activities of the Person prior to, on or after the date of the transaction. The releases and covenants provided by Illumina and its Affiliates to Enzo and its Affiliates under this Agreement shall run with the rights being assigned or transferred by Illumina and its Affiliates pursuant to this Section 5.2 and shall be binding on any permitted successors-in-interest, transferees, or assigns thereof. For avoidance of doubt, any such assignment of rights will not extend to any Third Party products or services existing prior to the time of transaction or Natural Evolutions thereof. Any purported assignment, delegation, or transfer under this Section 5.2 that does not comply with the foregoing will be null and void ab initio and without effect.

5.3 Further Restriction on Assignment by Illumina: Notwithstanding the provisions of Sections 5.1 and 5.2, in no event may this Agreement, including the license, covenants, and rights granted hereunder, be assigned, delegated, or otherwise transferred without Enzo’s prior written consent to any of the following: Abbott Laboratories; Abbot Molecular, Inc.; Becton, Dickinson and Company; Becton, Dickinson Diagnostics, Inc.; Geneohm Sciences, Inc. (now part of Becton Dickinson); Gen-Probe, Inc. (now part of Hologic, Inc.); Hologic, Inc.; Roche Molecular Systems, Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics Corporation (part of Hoffmann-La Roche AG); Roche Diagnostics Operations Inc. (part of Hoffmann-La Roche AG); and Roche Nimblegen, Inc. (part of Hoffmann-La Roche AG); or any of the respective Affiliates of any of the foregoing (each a “Restricted Entity”), so long as any patent infringement litigation (instituted as of the Effective Date) remains pending between Enzo and the respective aforementioned Restricted Entities. For the avoidance of doubt, a Restricted Entity’s acquisition of Illumina by stock purchase, reverse triangular merger, or similar transaction does not

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constitute an assignment of the Agreement by Illumina where Illumina (or its successor entity) continues to exist as a distinct operating entity (for example, as a wholly-owned subsidiary of the Restricted Entity) after the date of the acquisition, and the licenses, covenants, and releases granted herein shall extend only to Illumina Products and Covered Third Party Products existing as of the date of the acquisition (and Natural Evolutions thereof) and will not otherwise extend to any products, services, or activities of the acquiring Restricted Entity prior to, on or after the date of the acquisition.

5.4 Permitted Assignment by Enzo. All releases, licenses and other rights and covenants contained herein shall run with and burden the Licensed Enzo Patent Rights and other intellectual property described in Section 2.6, as it applies to the releases, license and other rights and covenants contained in Sections 2.1 through 2.6, inclusive, and shall also be binding on any successors-in-interest or assigns thereof. Any assignment or other transfer of any of the Licensed Enzo Patent Rights to any other Person shall be subject in writing to this Agreement and a written acknowledgment and agreement that the assignee or other transferee shall be bound by such releases, licenses and other rights and covenants. Any purported assignment, delegation, or transfer under this Section 5.4 that does not comply with the foregoing will be null and void ab initio and without effect.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1 Representations:

6.1.1 Representations by Enzo: Enzo hereby represents and warrants that: (i) as of the Effective Date, Enzo and/or its Affiliates own the Licensed Enzo Patent Rights, with all substantive rights in and to same, including the exclusive right to grant the license, collect royalties, collect past, present and future damages, grant the releases and covenants with respect to the Licensed Enzo Patent Rights set forth herein, and enforce those rights with legal standing; (ii) as of the Effective Date, it has not assigned or otherwise transferred to any other Person any rights to the Licensed Enzo Patent Rights that would prevent Enzo from conveying the rights, releases and covenants set forth herein; (iii) there are no liens or other encumbrances on the Licensed Enzo Patent Rights that would prevent Enzo from entering into this Agreement; (iv) Enzo’s execution of this Agreement and the performance of Enzo’s obligations hereunder will not violate any agreement, whether oral or written, to which Enzo or its Affiliates is a party; (v) neither Enzo nor any of its Affiliates has granted, nor will grant, any licenses or other rights, under the Licensed Enzo Patent Rights, that would conflict with or prevent the rights granted to Illumina and its Affiliates; and (vi) the person executing this Agreement on behalf of Enzo has the full right and authority to enter into this Agreement on Enzo’s behalf. Notwithstanding the foregoing, if any of Enzo’s patents are found invalid, this shall not cause a breach of the foregoing representation regarding Enzo or its Affiliates’ right to grant the license, release, or other rights provided herein.

6.1.2 Illumina Representations: Illumina represents and warrants that: (i) as of the Effective Date, Illumina has the right to grant the releases and covenants set forth herein; and

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(ii) the person executing this Agreement on behalf of Illumina has the full right and authority to enter into this Agreement on Illumina’s behalf.

6.1.3 Disclaimer of Representation. Nothing in this Agreement shall be construed as (i) a representation or warranty by Enzo as to the scope, validity, or enforceability of any patent; and (ii) a representation or warranty that the manufacture, use, or sale of any products will not utilize or infringe any intellectual property rights.

6.2 Confidentiality. From and after the Effective Date, neither Party nor its Affiliates shall disclose the existence or terms of this Agreement except:

6.2.1 with the prior written consent of the other Party;

6.2.2 to any governmental body having jurisdiction and specifically requiring such disclosure, but only to the extent that such disclosure is so required;

6.2.3 in response to a valid document request or subpoena or as otherwise may be required by law, legal process or order of a court, provided a protective order is in place that limits disclosure of such information to counsel only and the disclosing Party provides the other Party with written notice at least ten (10) business days prior to disclosure to permit the other Party the opportunity to object and/or to seek a court-entered protective order or comparable court-ordered restriction, and shall reasonably cooperate with the other Party in its efforts to obtain that protective order and take all other reasonable actions in an effort to minimize the nature and extent of such disclosure and obtain confidential treatment to the extent available;

6.2.4 for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission (expressly including, but not limited to, Form 8K disclosures), or any other filings, reports or disclosures that may be required under applicable laws or regulations, but only to the extent that such disclosure is required under said applicable laws or regulations;

6.2.5 to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors and other professional advisors in their capacity of advising the Party in such matters, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

6.2.6 with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction;

6.2.7 in connection with tax audits or to fulfill its corporate financial reporting obligations under GAAP;

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6.2.8 with obligations of confidentiality at least as stringent as those contained herein, by any Party and its Affiliates as required to enforce this Agreement or establish rights hereunder;

6.2.9 to officers, key shareholders and/or employees with a need to know, attorneys, accountants and directors, who are under obligations of confidentiality (which may include professional responsibility obligations) at least as stringent as those contained herein;

6.2.10 to its Affiliates, who are similarly bound by this Agreement or under obligations of confidentiality at least as stringent as those contained herein; and

6.2.11 to Third Parties who make, sell, offer to sell, export, import, distribute or otherwise commercialize any Illumina Product or who make, sell, offer to sell, export, import, distribute or otherwise commercialize any Covered Third Party Product or Customer Standstill Product, and who have a need to know, but only to the extent of such need to know and only under obligations of confidentiality at least as stringent as those contained herein.

Notwithstanding anything else in this Agreement to the contrary, a Party may also disclose to anyone any information that is publicly available through no breach by that Party or its Affiliates of the confidentiality obligations hereunder.

6.3 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or, if dispatched by prepaid air courier, with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to Enzo:

Dr. Elazar Rabbani

Enzo Life Sciences, Inc.

527 Madison Avenue

New York, NY 10022

Copy to (which does not constitute notice):

Michael Stadnick

Desmarais LLP

230 Park Avenue

New York, NY 10169

If to Illumina:

Illumina, Inc.

5200 Illumina Way

San Diego, California 92122

Attn: General Counsel

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Copy to (which does not constitute notice):

Craig Countryman

Fish & Richardson P.C.

12390 El Camino Real

San Diego, California 92130

Such notices shall be deemed to have been served when received by addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

6.4 Publicity. Neither Party will issue a press release or any other public announcement regarding this Agreement or the settlement of the Litigation unless the other Party provides prior consent in writing. Notwithstanding the foregoing and Section 6.2 above, upon inquiry either Party may state that Enzo and Illumina have entered into a settlement agreement.

6.5 Governing Law / Jurisdiction. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles. Enzo and Illumina agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the District of Delaware (the “Court”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over these matters.

6.6 Sophisticated Parties Represented by Counsel. Each Party warrants and represents that (i) it is a sophisticated party represented at all relevant times during the negotiation and execution of this Agreement by counsel of its choice, and that it has executed this Agreement with the consent and on the advice of such independent legal counsel; (ii) it and its counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement, (iii) it investigated the facts pertinent to this Agreement as it deemed necessary, (iv) no other Person or Party, nor any agent or attorney of a Party, made any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce it to execute this Agreement, (v) it has not executed this Agreement in reliance on any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement, and (vi) it has not executed this Agreement in reliance on any promise, representation or warranty not contained herein. The Parties included this paragraph to preclude any claim that any Party was fraudulently induced to execute this Agreement and to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.

6.7 Bankruptcy. The Parties acknowledge and agree that all releases, rights, covenants and licenses granted by Enzo under or pursuant to this Agreement, including the Limited Standstill in

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Section 2.6, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), rights of and to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that, notwithstanding anything else in this Agreement, Illumina and its Affiliates, as the licensee or recipients of such intellectual property rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code (including, without limitation, Illumina and its Affiliates’ right to the continued enjoyment of the rights and licenses granted by Enzo under this Agreement). Notwithstanding the foregoing, this Agreement shall be deemed and treated as an executory contract under Section 365 of the Bankruptcy Code and is subject to the restrictions on assumption and assignment in Section 365(c). Further, this provision shall not alleviate or contravene the restrictions on assignments and acquisitions set forth in this Agreement.

6.8 No Laundering. The Parties understand and acknowledge that the licenses, releases, and covenants granted to Illumina and its Affiliates by Enzo hereunder are intended to cover only the bona fide products and services of Illumina, its Affiliates and their respective Related Persons and are not intended to cover patent laundering activities (i.e., activities that are undertaken solely for the purpose of improperly extending licensed and other rights to cover any activity of any Third Party acting outside the scope of Illumina’s, its Affiliates’, or their respective Related Persons’, licensed and otherwise covered activities). The Parties further agree that a purchase of a product from a supplier and resale of such product in substantially the same form back to the same supplier is not licensed under this Agreement. Nothing in this Agreement shall be construed to license sham sales or sham service contracts executed by Illumina or any of its Affiliates with any Third Party solely for the purpose of improperly extending licensed rights to cover any activity of any Third Party acting outside the scope of Illumina’s (or its Affiliates’) licensed or otherwise covered activities.

6.9 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid, illegal or unenforceable provision that most nearly achieves the intent of such provision.

6.10 Entire Agreement. The Parties hereby agree that (i) this is an enforceable agreement; (ii) this Agreement constitutes the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, supersedes and cancels all previous agreements and understandings, whether oral or written, with respect to the subject matter of the Agreement; (iii) no oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Agreement; (iv) the terms and conditions of this Agreement may be altered, modified, changed or amended only by a written agreement that identifies itself as an amendment to this Agreement and is executed by duly authorized representatives of each of them; (v) the language of this Agreement has been approved by counsel for each of them, and shall be construed as a whole according to its fair meaning; and (vi) none of the them (nor their respective counsel) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise with respect to the Agreement.

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6.11 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

6.12 Construction; Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The terms “will” and “shall” are used synonymously. The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

6.13 Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile signatures or other electronic means and such signatures shall be deemed to bind each Party as if they were original signatures.

6.14 Further Assurances. Each Party shall execute, acknowledge and deliver such further documents and instruments and perform such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

Enzo Life Sciences, Inc.

By:	/s/ Dr. Elazar Rabbani

Name:	Dr. Elazar Rabbani

Title:	Chief Executive Officer

Date:	July 1, 2016

Illumina, Inc.

By:	/s/ Francis deSouza

Name:	Francis deSouza

Title:	President

Date:	6/29/16

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EXHIBIT A

STIPULATED MOTION FOR DISMISSAL OF LITIGATION

UNITED STATES DISTRICT COURT
OF DELAWARE

ENZO LIFE SCIENCES, INC.	)	CASE NO. CV 12-CV-435-LPS
	)	JOINT STIPULATION OF DISMISSAL WITH PREJUDICE
Plaintiff,	)
vs.	)
	)	The Hon. Leonard Stark
ILLUMINA, INC.	)	Chief United States District Court Judge
)
Defendant.	)
)

Pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, Plaintiff, Enzo Life Sciences, Inc., and Defendant, Illumina, Inc., by and through their respective counsel, hereby stipulate to the dismissal with prejudice of all claims in this action. Each party shall bear its own attorneys’ fees and costs.

Respectfully submitted,

FISH & RICHARDSON P.C.

FARNAN LLP

By:

Brian E. Farnan (#4089)
919 North Market Street, 12th Flr
Wilmington, DE 19801
(302) 777-0336
bfarnan@farnanlaw.com

Attorneys for Plaintiff
Enzo Life Sciences, Inc.

Of Counsel:

John M. Desmarais (admitted pro hac vice)

Michael P. Stadnick (admitted pro hac vice)
Justin P.D. Wilcox (admitted pro hac vice)
Jordan N. Malz (admitted pro hac vice)
Peter C. Magic (admitted pro hac vice)
Desmarais LLP
230 Park Avenue
New York, NY 10169
(212) 351-3400 (Tel)
(212) 351-3401 (Fax)
jdesmarais@desmaraisllp.com
mstadnick@desmaraisllp.com
jwilcox@desmaraisllp.com
jmalz@desmaraisllp.com
pmagic@desmaraisllp.com

Attorneys for Plaintiff
Enzo Life Sciences, Inc.

Douglas E. McCann (#3852)
Martina Tyreus Hufnal (#4771)
Kelly Allenspach Del Dotto (#5969)
222 Delaware Avenue, 17th Floor
Wilmington, DE 19801
(302) 652-5070
dmccann@fr.com
hufnal@fr.com
allenspach.del.dotto@fr.com

Juanita Brooks
Michael A. Amon
Craig Countryman
Robert M. Yeh
Markus Weyde
FISH & RICHARDSON P.C.
12390 El Camino Real
San Diego, CA 92130
Phone: 858-678-5070
brooks@fr.com; amon@fr.com;
countryman@fr.com; yeh@fr.com;
weyde@fr.com

Attorneys for Defendant
Illumina, Inc.